STOCK PURCHASE AGREEMENT

Dated as of January 12, 2006

by and among

COLOMBIA GOLDFIELDS, LTD

and

RNC (COLOMBIA) LIMITED

and

INVESTCOL LIMITED

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of January 12, 2006 (the "Effective Date"), by and among COLOMBIA GOLDFIELDS, LTD, a. Nevada corporation ("Buyer"), RNC (COLOMBIA) LIMITED, a Belize corporation and its wholly owned subsidiary, COMPAÑIA MINERA DE CALDAS, a Colombian corporation ("Caldas"), (together referred to herein as the "Company") and, INVESTCOL LIMITED, a Belize corporation ("Seller"). Buyer, Seller and Company are sometimes referred to singly and collectively herein as the "Party" or "Parties".

PRELIMINARY STATEMENT

The Seller is the owner, beneficially and of record, of all of the issued and outstanding capital stock of Company. The Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, the capital stock of Company on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements hereinafter set forth, the Buyer and the Seller agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1  Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

"Affiliate" means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

"Business" means all of the business and operations of Company.

"Buyer" means Colombia Goldfields, Ltd..

"Buyer Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

"Code" means the Internal Revenue Code of 1986, as amended.

"Company" means RNC (Colombia) Limited and its wholly owned subsidiary, Caldas.

"Court Order" means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

"Encumbrance" means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale, security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

"Expenses" means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

"Family Members" means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships.

"GAAP" means United States generally accepted accounting principles, consistently applied.

"Knowledge" whether or not capitalized herein means:

(a) with respect to an individual: (i) if such individual is actually aware of such fact or other matter; (ii) if such individual would reasonably be expected to have such knowledge given such individual's title and duties to Company; or (iii) if such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual's duties; and

(b) with respect to a Person not an individual, if any director, officer, management-level employee, trustee or person in a similar capacity with respect to such Person has knowledge of such fact or other matter.

"Legal Requirement" means any federal, state, local, municipal, foreign or international, multinational or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, court order, ruling or requirement issued, enacted, adopted, promulgated implemented or otherwise put into effect by or under the authority of any governmental agency.

"Losses" means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

"Material Adverse Effect" or "Material Adverse Change" means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, liabilities, profits, results of operations, prospects or condition (financial or otherwise) of Company.

"Mining Licenses" means certain licenses to engage in mining exploration related to the Zona Alta portion of the Marmato project, Colombia.

"Organizational Documents" means the certificate or articles of incorporation of Company and/or Seller, and the bylaws of Company and/or Seller, together with all amendments thereto, as in effect on the date hereof.

"Permitted Encumbrances" means liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing or contemplated use of, the property affected by such lien or imperfection.

"Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or governmental agency.

"Securities Act" means the Securities Act of 1933, as amended.

"Seller Ancillary Agreements" means all agreements, instruments and documents being or to be executed and delivered by Seller under this Agreement or in connection herewith.

"Seller" means Investcol Limited.

"Shares" means the issued and outstanding shares of capital stock of Company.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means: (i) any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) any liability of Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

"Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

"Trade Secrets" means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

1.2  Interpretation. As used in this Agreement, the word "including" means without limitation, the word "or" is not exclusive and the words "herein", "hereof", "hereby", "hereto" and "hereunder" refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.

ARTICLE II

PURCHASE AND SALE OF SHARE OPTIONS; PURCHASE PRICE

2.1  Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, on the Initial Closing Date set forth herein, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, 250 Shares, (constituting 25% of the then issued and outstanding capital stock of Company), free and clear of all Encumbrances.

2.2  Purchase Price. The purchase price for the Shares (the "Purchase Price") shall be 1,000,000 shares of common stock of the Buyer ("Buyer Common Stock") issued to Seller and a $1,200,000 non-interest bearing loan to the Company. Seller and the Company acknowledge the receipt of $700,000, the balance of $500,000 is payable at Closing.

2.3  Capital Stock Purchase Option.

2.3.1  Buyer shall have the option to acquire from Seller 250 Shares (constituting 25% of the then issued and outstanding capital stock of Company), free and clear of all Encumbrances in exchange for 2,000,000 shares of Buyer Common Stock issued to Seller and a $4,000,000 non-interest bearing loan to Company in two installments of $1,000,000 and $3,000,000 on or before March 15, 2006 and April 30, 2006, respectively. In the event such option is not exercised, Buyer shall forgive repayment of the $1,200,000 non-interest bearing loan set forth in Section 2.2 above.

2.3.2  Buyer shall have the option to acquire from Seller 250 Shares (constituting 25% of the then issue and outstanding capital stock of Company), free and clear of all Encumbrances in exchange for 4,000,000 shares of Buyer Common Stock issued to

Seller and a $15,000,000 non-interest bearing loan to Company on or before October 30, 2006.

2.3.3  Buyer shall have the option until May 1, 2009 to acquire from Seller 250 Shares (constituting 25% of the then issued and outstanding capital stock of Company), free and clear of all Encumbrances for a purchase price equal to 25% of the value of Caldas determined by a bankable feasibility study certified by Chlumsky, Armbrust and Meyer, Ltd., or other acceptable third party. Payment of the purchase price can be made by Buyer in either cash or Buyer Common Stock, or any combination thereof. A share of Buyer Common Stock shall be valued at 90% of the average closing price of Buyer Common Stock as reported on a national securities exchange or national market or quotation system, over the 30 day period immediately preceding the delivery to the Seller of notice of intent to exercise the option by Buyer in conformity with the terms of the Escrow Agreement annexed hereto as Exhibit "1".

2.3.4  The terms and procedures of the capital stock purchase option are set forth in the Escrow Agreement.

ARTICLE III

CLOSING

3.1  Closing Date.

3.1.1  The Initial Closing shall take place at 11:00 A.M., local time, on January 13, 2006, or within 15 days of such date as may be agreed to by Buyer and Seller after the conditions set forth in this Agreement have been satisfied, and shall take place at the offices of Akerman Senterfitt, One Southeast Third Avenue, 27th Floor, Miami, FL 33131 or at such other place or at such other time as shall be agreed upon by Buyer and Seller. The time and date on which the Initial Closing is actually held is sometimes referred to herein as the "Initial Closing Date."

3.1.2  The Closing with respect to the exercise of each option set forth herein shall take place in accordance with the provisions of the Escrow Agreement. The time and date on which each of the option closings are actually held are referred to herein as "Option Closing Dates."

3.2  Payment.

3.2.1  Subject to fulfillment or waiver of the conditions set forth in Section 8.1, at the Initial Closing, Buyer shall pay Seller the Purchase Price, by delivery to Seller of 1,000,000 shares of Buyer Common Stock registered in the name of the Seller and by wire transfer of One Million Two Hundred Thousand Dollars ($1,200,000) less such sums previously delivered by Buyer to the Seller (or Company), which, as of the date hereof, is acknowledged to be Seven Hundred Thousand Dollars ($700,000).

3.2.2  Subject to fulfillment or waiver of the conditions set forth in Section 8.2, Seller shall deliver to Buyer a stock certificate representing the Shares, accompanied by a duly executed and witnessed stock power transferring the Shares to Buyer.

3.2.3  Subject to fulfillment or waiver of conditions set forth in the Escrow Agreement, on each Option Closing Date Buyer shall deliver the consideration as set forth in Section 2.3 herein in exchange for delivery of Shares all as specified in the Escrow Agreement.

3.3  Additional Closing Deliveries. In addition to the foregoing deliveries, at the Initial Closing (i) Seller and Company will deliver to Buyer the various certificates, instruments, and documents referred to in Section 8.1 below; and (ii) Buyer will deliver to Seller the various certificates, instrument, and documents referred to in Section 8.2 below.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller and Company, jointly and severally, represent and warrant to Buyer as follows:

4.1  Organization and Authority of the Seller and Company.

4.1.1  The Seller and Company are corporations duly organized, validly existing and in good standing under the laws of Belize. Caldas is a corporation duly organized, validly existing and in good standing under the laws of Colombia. The Seller and Company have full power and authority to own or lease and to operate and use their properties and assets and to carry on their business as now conducted, including, but not limited to, the mining operations of Caldas. True, correct and complete copies of the Seller's and Company's Organizational Documents, and of the stock ledger of Company, have been delivered to Buyer.

4.1.2  The Seller and Company have all requisite power and authority to execute and deliver this Agreement and all of the Seller Ancillary Agreements, to perform their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by the Seller and Company have been duly authorized by all necessary corporate action. This Agreement and the Seller Ancillary Agreements have been duly and validly executed and delivered by the Seller and Company and, assuming the valid execution and delivery thereof by Buyer, each of this Agreement and the Seller Ancillary Agreements constitutes the legal, valid and binding obligations of the Seller and Company enforceable against the Seller and Company in accordance with their terms. The Seller and Company need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement or any Seller Ancillary Agreement.

4.2  No Violation. Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement or any of the Seller Ancillary Agreements, or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will, directly or indirectly:

4.2.1  contravene, conflict with, result in a violation or breach of any of the terms, conditions, requirements or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of the Seller or Company under, or give any governmental agency the right to revoke, withdraw, suspend, cancel, terminate, modify or otherwise obtain any relief under (i) the charter or bylaws of the Seller or Company; (ii) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which the Seller or Company is a party or any of the assets or properties of the Seller or Company is subject or by which the Seller or Company is bound; (iii) any Governmental Authorization that is held by the Seller or Company or any of their employees or that otherwise relates to the business of, or any of the assets owned or used by, the Seller or Company; (iv) any Court Order to which the Seller or Company is a party or any of the assets or properties of the Seller or Company is subject or by which the Seller or Company is bound; or (v) any Legal Requirements affecting the Seller or Company or its assets or properties;

4.2.2  require the approval, consent, authorization or act of, or the making by Seller or Company of any declaration, filing or registration with, any Person;

4.2.3  cause Buyer or Company to become subject to, or to become liable for the payment of, any Tax.

4.3  Capitalization. The authorized capital stock of Company consists of 50,000 shares of voting stock, par value $1.00 per share, of which 1,000 Shares are issued and outstanding. The authorized capital stock of Caldas consists of 1,000,000 shares of voting common stock, par value $1,000 M.L.C. per share ("Caldas Common Stock"), of which 1,000,000 shares are issued and outstanding. All of the outstanding Shares of Company common stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Seller is the sole shareholder of Company and the Shares constitute all of the issued and outstanding shares of capital stock of Company. Seller owns all of such Shares of Company common stock free and clear from all Encumbrances of any kind. All of the outstanding shares of Caldas Common Stock are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights. The Company owns 999,995 shares of Caldas Common Stock. The Company owns all such shares of Calda Common Stock free and clear from all Encumbrances of any kind. Except as set forth on Schedule 4.3, there are no agreements, arrangements, options, warrants, calls, subscription rights, preemptive rights, rights of first refusal or other rights or commitments of any character outstanding relating to the issuance, sale, distribution, transfer, purchase, redemption or exchange of any of the capital stock of Company (including the Shares), there is no outstanding capital stock, other securities or other instruments convertible into or exchangeable for shares of Company’s capital stock or other securities, and there are no outstanding stock appreciation rights, phantom stock, or similar rights outstanding with respect to the capital stock of Company. There are no proxies, voting trusts, voting agreements or similar contracts, and no shareholders' agreements, buy-sell agreements, redemption agreements, cross-purchase agreements, registration rights agreements, or similar contracts, relating to any of Company’s capital stock (including the Shares) or securities. Upon the consummation of the closing, there will be no dividends or distributions on any shares of capital stock of Company that have been declared that have not been paid or distributed in full. None of the issued or outstanding shares or other securities of Company was or has been issued, offered, sold, assigned, distributed, repurchased and/or otherwise transferred in violation of Company’s Organizational Documents, or any other Legal Requirement.

4.4  No Subsidiaries or Investments. Other than the ownership of Caldas, Company does not, directly or indirectly, own, of record or beneficially, any outstanding voting securities, equity interests or other ownership interest of any kind or nature (whether controlling or not) in any corporation, limited liability company, partnership, trust, joint venture or other entity (including, but not limited to, any interest in any profits, capital or business of any entity), and Company does not have any contract to acquire any such interest.

4.5  Financial Statements. Schedule 4.5 contains true, correct and complete copies of the unaudited balance sheet of Company as of December 31, 2005 (such balance sheet being herein called the "Balance Sheet" and the date thereof, the "Balance Sheet Date") and the related statements of income and cash flows for the period then ended (collectively, the Financial Statements"). Except as set forth therein or in the notes thereto, such balance sheets and statements of income and cash flow, have been prepared in conformity with GAAP consistently applied, and fairly present the financial position and results of operations and cash flow of Company as of their respective dates and for the respective periods covered thereby. The books and records of Company fully and fairly reflect all transactions, properties, assets and liabilities of Company. The Financial Statements have been derived from the accounting records of Company, represent only actual, bona fide transactions, and reflect the consistent application of such accounting principles throughout the periods involved. The financial statements of Caldas are included in all of the Financial Statements of Company.

4.6  No Material Adverse Change. Except as set forth in Schedule 4.6, since the Balance Sheet Data, there has been: (i) no Material Adverse Change with respect to Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a Material Adverse Change in the future; and (ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets, business, operations, condition or prospects of Company.

4.7  Absence of Certain Changes and Events. Except as set forth in Schedule 4.7, since the Balance Sheet Date, Company has conducted its business only in the ordinary course and in conformity with past practice and, without limiting the generality of the foregoing, has not:

4.7.1  declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

4.7.2  amended Company’s Organizational Documents;

4.7.3  sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from Company to Seller or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of its assets or any assets including those acquired by Company following the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

4.7.4  canceled any debts owed to or claims held by Company (including the settlement of any claims or litigation) or waived any other rights held by Company other than in the ordinary course of business consistent with past practice;

4.7.5  paid any claims against Company (including the settlement of any claims and litigation against Company or the payment or settlement of any obligations or liabilities of Company);

4.7.6  created, incurred or assumed, or agreed to create, incur or assume, any liability or obligation (including, but not limited to, any indebtedness for borrowed money) or entered into, as lessee, any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

4.7.7  accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

4.7.8  delayed or accelerated payment of any account payable or other liability of Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

4.7.9  acquired any real property or undertaken or committed to undertake capital expenditures;

4.7.10  made any changes in Company's employment practices or procedures;

4.7.11  made, or agreed to make, any payment of cash or distribution of assets to Seller or any of its Affiliates;

4.7.12  made, or agreed to make, any payment of cash or distribution of assets to any director, officer or employee of Company in excess of the base compensation payable thereto as set forth in Schedule 4.7.12;

4.7.13  made, or agreed to make, any payment of cash or distribution of assets outside the ordinary course of business consistent with past practice;

4.7.14  instituted any increase in any compensation payable to any director, officer or employee of Company, in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to directors, officers or employees of Company;

4.7.15  made any change in the accounting principles and practices used by Company from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period ended on the Balance Sheet Date;

4.7.16  entered into, terminated, or received notice of termination of, any Contract or transaction involving a total remaining commitment by or to Company of at least $2,500;

4.7.17  prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

4.7.18  entered into any agreement, whether oral or written, to do any of the foregoing.

4.8  No Undisclosed Liabilities. Except as set forth in Schedule 4.8, Company is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, or relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

4.9  Title to Properties; Encumbrances.

4.9.1  The Company owns the real property listed in Schedule 4.9.1(a) (the "Real Property"), which ownership interests are in full force and effect. Schedule 4.9.1(a) sets forth a list and brief description of the Real Property. Except as set forth in such

Schedule, Company has the right to quiet enjoyment of all the Real Property described in such Schedule and its ownership interests therein are not subject or subordinate to any Encumbrance except for Permitted Encumbrances. The Company has enforceable options to acquire or the exclusive right to evaluate the real property listed on Schedule 4.9.1(b) (the "Optioned Real Property") and upon exercise of such options will have the right to quiet enjoyment of all Optioned Real Property and its ownership interests therein will not be subject or subordinate to any Encumbrance except for Permitted Encumbrances. Except as set forth on Schedule 4.9.1(a) and (b), and except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the ownership of the Real Property or the Optioned Real Property by Company. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Seller's or Company’s possession and any policies of title insurance currently in force and in the possession of Seller or Company with respect to each such parcel of Real Property or the Optioned Real Property have heretofore been delivered by Seller to Buyer. Neither the whole nor any part of the Real Property or the Optioned Real Property is subject to any pending suit for condemnation or other taking by any public authority, and, to the best Knowledge of Seller or Company, no such condemnation or other taking is threatened or contemplated. Caldas has exclusive exploratory rights with respect to such Real Property and will have such rights with respect to the Optioned Real Property upon acquisition, pursuant to applicable law, free and clear of all disputes, taxes and Encumbrances.

4.9.2  [Intentionally left blank.]

4.9.3  Schedule 4.9.3 contains a detailed list of all machinery, equipment, vehicles, furniture and other personal property owned by Company having an original cost of $2,500 or more. Schedule 4.9.3 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other item of tangible personal property.

4.9.4  Except as set forth in Schedule 4.9.4, Company has good and marketable title to all of its assets and properties free and clear of all Encumbrances. The Company owns all the prop-erties and assets (whether real, personal, or mixed, and whether tangi-ble or intangible) that it purports to own, that are located on the Real Property, that are used by Company, and/or that are reflected as owned in the books and records of Company, including all of the properties and assets reflected on the Balance Sheet, and all of the properties and assets purchased or otherwise acquired by Company since the Balance Sheet Date, in each case free and clear of all Encumbrances.

4.9.5  Except as set-forth in Schedule 4.9.5, Company owns or validly holds all licenses, franchises, permits, approvals, authorizations and registrations that are necessary for it to own, lease or operate its properties and assets and to conduct its business as now conducted and intended and its business has been and is being conducted in compliance with all such licenses, franchises, permits, approvals, authorizations and registrations.

4.10  Condition and Sufficiency of Assets. The assets owned or leased by Company constitute all the assets and properties used in, or necessary for, the operation of the business of Company (including all books, records, computers and computer programs and data processing systems), are in good operating condition (subject to normal wear and tear) and suitable for their intended uses, and are adequate for the uses to which they are being put. None of such assets or properties is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

4.11  Governmental Authorizations.

4.11.1  The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a governmental agency which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted and intended, (herein collectively called "Governmental Authorizations"). Schedule 4.11.1 sets forth a list and brief description of each Governmental Authorization, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Authorizations have heretofore been delivered to Buyer by Seller.

4.11.2  Except as set forth in Schedule 4.11.2, (i) Company has fulfilled and performed its obligations under each of the Governmental Authorizations, all of the Governmental Authorizations are valid and in full force and effect, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Authorization or which permits or, after notice or lapse of time or both, would permit revocation, withdrawal, sus-pension, cancellation, or termination of, or any modification to, any such Governmental Authorization, or which might adversely affect the rights of Company under any such Governmental Authorization, (ii) Company has not received any notice of cancellation, of default or of any dispute concerning any Governmental Authorization, or of any event, condition or state of facts described in the preceding clause, and (iii) each of the Governmental Authorizations will continue to be in full force and effect immediately after the Initial Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any governmental agency. All applications required to have been filed for the renewal of any such Governmental Authorization have been duly filed on a timely basis with the appropriate governmental agency, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate governmental agencies.

4.12  Taxes.

4.12.1  The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to Company pursuant to any applicable Legal Requirements, and Seller has delivered or made available to Buyer copies of all such Tax Returns. The Company has timely paid, or made provision for the timely payment of, all Taxes that are required to be paid by Company that have or may have become due pursuant to all Tax Returns or otherwise, or pursuant to any assessment received by Sellers or Company.

4.13  Key Employees; Employee Relations. Intentionally left blank

4.14  Contracts.

4.14.1  Schedule 4.14 lists the following contracts to which Company is a party or by which Company is bound (collectively, the "Material Contracts"):

4.14.1.1	any contract for the purchase, sale or lease of real property;

4.14.1.2
any contract for the sale of goods or services which involved the payment of more than $2,500 in 2005, which Company reasonably anticipates will involve the payment of more than $2,500 in 2005 or which extends beyond December 31, 2005;

4.14.1.3	any contract for the purchase, licensing or development of property of any sort to be used by Company; a

4.14.1.4	any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

4.14.1.5
any agreement which provides for, or relates to, the incurrence by Company of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

4.14.1.6	any contract not made in the ordinary course;

4.14.1.7	any agreement concerning a partnership or joint venture;

4.14.1.8	any agreement concerning confidentiality or non-competition;

4.14.1.9	any agreement with the Seller and its Affiliates;

4.14.1.10	any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis;

4.14.1.11	any other agreement (or group of related agreements) the performance of which involves consideration in excess of $2,500; and

4.14.1.12	any other contract, agreement, commitment, understanding or instrument which is material to Company.

4.14.2  With respect to each Material Contract, (i) such Material Contract is in full force and effect and is legal, valid, binding and enforceable in accordance with its terms, (ii) Company is, and at all times has been, in compliance with all applicable terms and requirements of each such Material Contract; (iii) each other Person that has or had any obligation or liabil-ity under any such Material Contract is, and at all times has been, in compliance with all applicable terms and requirements of such Material Contract; (iv) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any such Material Contract (including any termination for the convenience of any governmental agency); (v) Company has not given to, or received from, any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract, or any cure notice, show-cause notice or other default notice; (vi) there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any amounts paid or pay-able to Company and, no Person has made written demand for such rene-gotiation; (vii) such Material Contract has been entered into by Company in the Ordinary Course of Business, and has been entered into without the commission of any act (alone or in concert with any other Person), or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement; and (viii) complete and correct copies of each of the Material Contracts have heretofore been delivered to Buyer by Seller.

4.15  Compliance with Legal Requirements. The Company is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets. No event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Company of, or a failure on the part of Company to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. The Company has not received, at any time since any notice or other communication (whether oral or written) from any governmental agency or any other Person regard-ing (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (B) any actual, alleged, possible, or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. To the best Knowledge of Seller or Company, no legislative or regulatory proposal or other proposal for the change in any Requirements of Law or the interpretation thereof has been adopted or is pending which could adversely affect Company.

4.16  Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received, at any time, any notice or other communication (in writing or otherwise), whether from a governmental agency, citizens group, employee or otherwise, (a) that alleges that Company is not in compliance with any Environmental Law, and there are no circumstances that may prevent or interfere with Company's compliance with any Environmental Law in the future; or (b) regarding any actual, alleged, possible or potential obligation on the part of Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. To Company's Knowledge, there is no current or prior owner of any property leased or controlled by Company that has, at any time, received any notice or other communication (in writing or otherwise), whether from a governmental agency, citizens group, employee or otherwise, that alleges that such current or prior owner of Company is not in compliance with any Environmental Law. All governmental agencies currently held by Company pursuant to Environmental Laws are identified in Schedule 4.16. For purposes of this Section 4.16: (i) "Environmental Law" means any federal, state, local or Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, mineral rights, ground water, land surface or subsurface strata), including any law or regulation (of any country or state or locality) relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any applicable Environmental Law or that is otherwise a danger to health, reproduction or the environment.) All applications required to have been filed for the renewal of the Governmental Authorizations identified or required to be identified in Schedule 4.16 have been duly filed on a timely basis with the appropriate governmental agency, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate governmental agency.

4.17  Insurance.  Intentionally left blank.

4.18  Customers and Suppliers. Intentionally left blank.

4.19  Budgets; Financial Projections. Schedule 4.19 sets forth the Budget for $1,200,000 for 90 days.

4.20  Books and Records. The books of account, minute books, stock record books, and other records of Company, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls which are reasonable considering the size, operations and business of Company. The minute books of Company contain complete and accurate records of all meetings held of, all written consents signed by, and of all other corporate actions taken by, the shareholders and the Boards of Directors, and no meeting of any shareholders or Board of Directors has been held for which minutes have not been prepared and are not contained in such minute books. At the Initial Closing, all of those books and records will be in the possession of Company.

4.21  Bank Accounts; Powers of Attorney. Schedule 4.21 sets forth a complete and correct list of all bank accounts and safe deposit boxes of Company and persons authorized to sign or otherwise act with respect thereto as of the date hereof and a complete and correct list of all persons holding a general or special power of attorney granted by Company and a complete and correct copy thereof.

4.22  No Finder. Neither the Seller, Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.23  Disclosure. None of the representations or warranties of the Seller or Company contained herein, none of the information contained in the Schedules referred to in this Article IV, and none of the other information or documents furnished to Buyer or any of its representatives by Seller or Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect Company or its business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

4.24  Litigation. Except as set forth in Schedule 4.24, Company (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; or (ii) is not a party to or, to the Knowledge of Seller, is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 4.24 could result in any Material Adverse Change. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against Company or that there is any basis for the foregoing.

4.25  Investment Representation. The Buyer's Common Stock is being acquired by Seller for its own account for investment and not with an intention to the sale or distribution without registration under the Securities Act, or pursuant to an exemption under applicable state and federal law.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

5.1  Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

5.2  Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer have been duly authorized and approved by Buyer’s board of directors and do not require any further authorization or consent of Buyer or its stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer enforceable in accordance with its terms.

Neither the execution and delivery of this Agreement, any of the Buyer Ancillary Agreements, the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

5.2.1  conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the Articles of Incorporation or bylaws of Buyer, (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer is bound, (iii) any Court Order to which Buyer is a party or by which it is bound or (iv) any Legal Requirements affecting Buyer; or

5.2.2  require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

5.3  Buyer's Common Stock. The Buyer's Common Stock to be issued hereunder will be validly issued, fully paid and non-assessable and will not be issued in violation of any preemptive or similar rights. The Buyer's Common Stock will be issued in compliance with all federal and state securities laws, and will be free from taxes, liens, and Encumbrances.

5.4  No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.5  Investment Representation. The Shares are being acquired by Buyer for its own account for investment, and not with a view to the sale or distribution of any part thereof without registration under the Securities Act, or pursuant to exemption therefrom under applicable state and federal law.

5.6  United States Securities and Exchange Commission ("SEC") Filings. Buyer has timely filed with the SEC all documents required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") during the 12 months preceding the Effective Date. The following documents (collectively, the "Exchange Act Documents") complied when filed in all material respects with the Exchange Act and the applicable rules and regulations of the SEC thereunder, and did not, when so filed, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading: (a) Quarterly Reports on Form 10-QSB through September 30, 2005; (b) Annual Report on Form 10-KSB for the year ended December 31, 2004; and (c) all other documents filed by Buyer with the SEC since January 1, 2004. The information contained in the Exchange Act Documents does not as of the Effective Date contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The term "file" as used in this Section 5.6 shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

ARTICLE VI

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

6.1  Investigation of Company by Buyer. The Company shall afford to the officers, employees and authorized representatives of Buyer (including its independent public accountants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of Company to the extent Buyer shall deem necessary or desirable, and Company shall furnish, to Buyer or its authorized representatives such additional information concerning the assets, business and the operations of Company as shall be reasonably requested, including all such information as shall be necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller and Company contained in this Agreement have been complied with and to determine whether the conditions to Closing set forth herein have been satisfied. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller or Company hereunder.

6.2  Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article IV or V of this Agreement inaccurate as of the Initial Closing Date. Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of (i) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against Company which would have been listed on the schedules annexed hereto, if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (ii) any other event or matter which becomes known to Seller and would cause any other representation or warranty contained in Article IV to be untrue in any material respect.

6.3  Consents of Third Parties; Governmental Approvals.

6.3.1  Seller and Company will act diligently and reasonably to secure, before the Initial Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any party to any Company agreement required to be obtained to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 8.1.

6.3.2  During the period prior to the Initial Closing Date, Seller, Company and Buyer shall act diligently and reasonably, and shall cooperate with each other, in making any required filing or notification and in securing any consents and approvals of any governmental agency required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Article VIII; provided that neither Seller nor Company shall make any agreement or understanding affecting the assets or business of Company as a condition for obtaining any such consents or approvals except with the prior written consent of Buyer.

6.4  Operations Prior to the Initial Closing Date.

6.4.1  The Company shall operate and carry on its business only in the ordinary course and substantially as presently operated. Consistent with the foregoing, Company shall keep and maintain its assets and properties in good operating condition and repair and shall use its best efforts consistent with good business practice to maintain its business organization intact and to preserve its goodwill with all third parties.

6.4.2  Except as expressly contemplated by this Agreement or except with the express written approval of Buyer, Company shall not:

6.4.2.1	amend its certificate of incorporation or bylaws;

6.4.2.2
issue, grant, sell or encumber any shares of its capital stock or other securities; issue, grant, sell or encumber any security, option, warrant, put, call, subscription or other right of any kind, fixed or contingent, that directly or indirectly calls for the acquisition, issuance, sale, pledge or other disposition of any shares of its capital stock or other securities or make any other changes in its equity capital structure;

6.4.2.3	make any change in its business or operations or make any expenditure which shall exceed the amount, as set forth in Schedule 6.4.2.3, budgeted therefor;

6.4.2.4	make any capital expenditure or enter into any contract or commitment therefor involving in excess of $5,000.

6.4.2.5
enter into any contract, agreement, undertaking or commitment which would have been required to be set forth in Schedule 6.4.2.5 if in effect on the date hereof or enter into any contract which requires the consent or approval of any third party to consummate the transactions contemplated by this Agreement; or make any material modification to any existing Company Agreement or to any Governmental Authorizations, other than changes made in good faith to cure document deficiencies;

6.4.2.6	enter into any contract for the purchase, lease (as lessee) or other occupancy of real property or exercise any option to purchase real property or any option to extend any Real Property Lease;

6.4.2.7
sell, lease (as lessor), transfer or otherwise dispose of (including any transfers from Company to Seller or any of its Affiliates), or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of Company, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and other than Permitted Encumbrances;

6.4.2.8	cancel any debts owed to or claims held by Company (including the settlement of any claims or litigation) other than in the ordinary course of the business consistent with past practice;

6.4.2.9	create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from Seller or any of its Affiliates in the ordinary course of business consistent with past practice);

6.4.2.10	make, or agree to make, any payment of cash or distribution of assets to Seller or any Affiliates thereof;

6.4.2.11	make any change in the compensation of the employees of Company, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

6.4.2.12	make any material change in the accounting policies applied in the preparation of the Financial Statements;

6.4.2.13
prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods; or

6.4.2.14	enter into any agreement or commitment to take any action prohibited by this Section 6.4.

6.5  Notification by Seller of Certain Matters. During the period prior to the Initial Closing Date, Seller will promptly advise Buyer in writing of (i) any Material Adverse Change in Company or the condition of its assets, properties or business; (ii) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement; and (iii) any material default under any agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Initial Closing Date and of which any Seller or Company has Knowledge.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1  Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Seller, to its counsel, accountants or financial advisors). No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares or the negotiation or enforcement of this Agreement or any agreement contemplated hereby. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party; (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents; (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed; or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

7.2  Expenses. Each Party will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

7.3  Further Assurances. From time to time following the Initial Closing Date, Seller shall take such further actions, and execute and deliver, or cause to be executed and delivered to, or at the direction of, Buyer such other bills of sale, deeds, endorsements, assignments and other instruments of conveyance and transfer, as Buyer may reasonably request or as may be otherwise necessary or desirable to facilitate the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

8.1  Conditions to Buyer’s Obligations. The obligations of Buyer to purchase the Shares pursuant to this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Initial Closing Date, of the following conditions:

8.1.1  There shall have been no material breach by Company or Seller in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of Company and Seller contained or referred to herein shall be true and correct on the Initial Closing Date as though made on the Initial Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 6.4; and there shall have been delivered to Buyer a certificate to such effect, dated the Initial Closing Date, signed on behalf of Company and Seller by their President;

8.1.2  Between the date hereof and the Initial Closing Date, there shall have been (i) no Material Adverse Change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of Company; and (ii) no material adverse federal or state legislative or regulatory change affecting Company or its business, products or services; and there shall have been delivered to Buyer a certificate to such effect, dated the Initial Closing Date and signed on behalf of Company and Seller by their President;

8.1.3  Intentionally left blank;

8.1.4  all actions to be taken by the Seller and Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be satisfactory in form and substance to Buyer;

8.1.5  Company shall deliver a certificate, dated as of the Initial Closing Date, signed by the Secretary of Company (i) attaching copies of the Articles of Incorporation and Bylaws, and any amendments thereto, of Company; (ii) attaching a good standing certificate of Company and Caldas, duly certified by the appropriate government authority in Belize and Colombia, respectively; and (iii) certifying the incumbency, signature and authority of the officers of the Seller and Company authorized to execute, deliver and perform this Agreement and all other documents, instruments or agreements related thereto executed or to be executed by the Seller and Company;

8.1.6  Buyer shall receive an opinion of counsel satisfactory in form and substance to Buyer's counsel, with respect to certain matters specified in Section 8.1.6, including, but not limited to, title, ownership and Encumbrance matters pertaining to the Real Property and Optioned Real Property;

8.1.7  Seller and Company shall execute the Escrow Agreement and Shareholders' Agreement annexed hereto as Exhibits "1" and "2", and shall have complied with the terms and conditions thereof; and

8.1.8  Buyer may waive any condition specified in this Section 8.1 if it executes a writing so stating at or prior to the Closing.

8.2  Conditions to Seller's Obligations. The obligation of Seller to sell the Shares pursuant to this Agreement shall, at the option of Seller, be subject to the satisfaction, on or prior to the Initial Closing Date, that there has been no material breach by Buyer in the performance of any of its covenants and agreements herein; that each of the representations and warranties of Buyer contained or referred to in this Agreement shall be true and correct on the Initial Closing Date as though made on the Initial Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller or any transaction contemplated by this Agreement; and that there shall have been delivered to Seller a certificate to such effect, dated the Initial Closing Date and signed on behalf of Buyer by its President.

ARTICLE IX

TAX MATTERS

Intentionally left blank.

ARTICLE X

INDEMNIFICATION

10.1  Survival. Each covenant or agreement and the representations contained in Sections 4.1 through 4.3 and Sections 5.1 through 5.3, in this Agreement shall survive the Initial Closing Date without limitation as to time until fully performed in accordance with its terms and each other representation and warranty in this Agreement or in the Schedules shall survive the Initial Closing Date until the second (2nd) anniversary of the Initial Closing Date (the "Survival Date"). Notice of any claim for indemnification under Section 10.2, Section 10.3, or Section 10.4 with respect to any representation and warranty must be given to the Party against whom indemnification is sought prior to the termination of the relevant survival period.

10.2  Indemnification by Seller.

10.2.1  From and after the date hereof, the Seller agrees to indemnify fully, hold harmless, protect and defend Buyer from and against:

10.2.1.1
any and all Losses and Expenses incurred arising out of, relating to, or based upon any inaccuracy in, or breach of, any of the representations or warranties of the Seller or the Company contained in this Agreement or in the Schedules or Exhibits hereto;

10.2.1.2
any and all Losses and Expenses incurred arising out of, relating to, or based upon any failure to perform, or other breach of, any of the covenants or agreements of the Seller or Company contained in or incorporated into this Agreement or in the Schedules hereto; and

10.2.1.3
any and all Losses and Expenses incurred following the Initial Closing Date to the extent that such Losses and Expenses (A) relate to Company, the Shares or the transactions contemplated by this Agreement; and (B) arise out of, are related to, or are caused by facts, conditions, acts, omissions or circumstances occurring or existing prior to the Initial Closing Date.

The right of Buyer to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or Knowledge obtained by or on behalf of Buyer.

10.2.2  No indemnification under Section 10.2.1 shall be due unless the aggregate amount of Losses and Expenses (aggregating all indemnifiable matters under such Section) due exceeds $50,000 (the "Indemnification Threshold"), in which case indemnity shall become due for the entire amount of such Losses and Expenses without deduction.

10.2.3  The maximum amount of Losses and Expenses for which the Buyer shall be entitled to be indemnified under Section 10.2.1 shall be [$1,500,000] (the "Indemnification Cap"). Further, such indemnification, at the option of Buyer, may be satisfied, or partially satisfied, by the cancellation of Buyer Common Stock based on a stated value of $1.00 per share.

10.3  Indemnification by the Buyer.

10.3.1  From and after the date hereof, Buyer agrees to indemnify fully, hold harmless, protect and defend the Seller from and against:

10.3.1.1	any and all Losses and Expenses incurred arising out of, relating to, or based upon any inaccuracy in, or breach of, any of the representations or warranties of Buyer; and

10.3.1.2
any and all Losses and Expenses incurred arising out of, relating to, or based on any failure to perform, or other breach of, any of the covenants or agreements of Buyer, in either case contained in this Agreement or in the Schedules or Exhibits hereto.

The right of the Seller to be indemnified hereunder shall not be limited or affected by any investigation conducted or notice or Knowledge obtained by or on behalf of Seller.

10.4  Notice of Claims.

10.4.1  the Buyer or Seller (the "Indemnified Party") seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the "Indemnitor") a notice (a "Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that (i) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and (ii) failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

10.4.2  After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

10.5  Third Person Claims.

10.5.1  Subject to Section 10.5.2, the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity hereunder unless such consent was unreasonably withheld.

10.5.2  If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where any Seller is the Indemnitor, and such action, claim or suit will have no continuing effect in any material respect on Company or its business, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

ARTICLE XI

TERMINATION

11.1  Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Initial Closing Date:

11.1.1  by the mutual consent of Buyer and Seller;

11.1.2  by Buyer or Seller if the Closing shall not have occurred on or before January 31, 2006, or such later date as may be mutually agreed to by Buyer and Seller;

11.1.3  by Buyer in the event of any material breach by Seller or Company of any of their respective agreements, representations or warranties contained herein and the failure of Seller or Company, as applicable, to cure such breach within three days after receipt of notice from Buyer requesting such breach to be cured; or

11.1.4  by Seller in the event of any material breach by Buyer of any of its agreements, representations or warranties contained herein and the failure of Buyer to cure such breach within three days after receipt of notice from Sellers requesting such breach to be cured.

11.2  Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 11.1 shall give notice of such termination to the other party to this Agreement.

11.3  Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article XI, all further obligations of the parties under this Agreement shall be terminated without further liability of any party to the other, except for the liability of any party due to a breach of any representation, warranty or covenant. Upon termination, Seller shall be liable for the repayment of all funds advanced to the Seller or Company by the Buyer prior to termination, within one year from the date of termination, with interest at 6% per annum.

ARTICLE XII

GENERAL PROVISIONS

12.1  Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally; (ii) if transmitted by facsimile when confirmation of transmission is received;, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier, when received; and shall be addressed as follows:

12.1.1	If to Buyer:	666 Burrard Street, Suite 500 Vancouver, British Columbia Canada V6C2X8
12.1.2	If to Seller:	Mapp Street, #1 Belize City, Belize
12.1.3	If to Company:	RNC (Colombia) Mapp Street, #1 Belize City, Belize

or to such other address as such party may indicate by a notice delivered to the other party hereto.

12.2  Successors and Assigns.

12.2.1  The rights of any Party under this Agreement shall not be assignable by such Party prior to the Initial Closing without the written consent of the other, except that the rights of Buyer hereunder may be assigned prior to the Initial Closing Date, without the consent of Seller, to any Affiliate of Buyer provided that (i) assignee shall assume in writing all of Buyer’s obligations to Seller hereunder; and (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment.

12.2.2  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.2 any right, remedy or claim under or by reason of this Agreement.

12.3  Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the Parties. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

12.4  Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any Party, it is in writing signed by an authorized representative of such Party. The failure of any Party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.5  Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.6  Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties and delivered to each of Sellers and Buyer.

12.7  Governing Law/Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. Seller and Company agrees to submit to the jurisdiction of the United States Federal District Court in Dade County, Florida, in connection with any suit filed hereunder and agrees that service of process through personal delivery or by private courier at addresses set forth herein shall be deemed sufficient. Seller and Company waive any right to contest jurisdiction, venue and the right to a jury trial.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

COLOMBIA GOLDFIELDS, LTD.

/s/ Dan Hunter

By: Dan Hunter
Title: Chief Executive Officer

INVESTCOL LTD.

/s/ Thomas W. Lough

By: Thomas W. Lough
Title: President

RNC (COLOMBIA) LIMITED

/s/ Ian Park

By: Ian Park
Title: President